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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549






                                    FORM 8-K
                                 CURRENT REPORT






     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934






      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) - FEBRUARY 24, 1999







                              MINNESOTA POWER, INC.


                             A Minnesota Corporation
                           Commission File No. 1-3548
                   IRS Employer Identification No. 41-0418150
                             30 West Superior Street
                             Duluth, Minnesota 55802
                           Telephone - (218) 722-2641



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ITEM 5.  OTHER EVENTS.

Reference is made to the Annual Report on Form 10-K for the year ended December 31, 1998 (1998 Form 10-K) of Minnesota Power, Inc. (Minnesota Power or Company) for background information on the following update. The cited reference is to the Company's 1998 Form 10-K.


Ref. Page 22 - Fifth and Six Paragraphs.

Minnesota Power has a 21 percent equity investment in Capital Re Corporation (Capital Re), a financial guaranty reinsurance and specialty insurance company. On February 24, 1999 Capital Re reported that its 1998 financial results included a $44.1 million pre-tax charge. The charge is due to the establishment of a loss reserve with respect to Capital Re's reinsurance of approximately $150 million of three issues of asset-backed securities originated by Commercial Financial Services Inc. (CFS). CFS is under investigation by the Securities and Exchange Commission, and the Oklahoma Securities Commission for allegations of irregularities relating to these securities. CFS filed for Chapter 11 bankruptcy protection on December 11, 1998. Capital Re believes the CFS loss reserve is conservative and represents a best estimate of all currently anticipated and probable future losses. Minnesota Power's first quarter 1999 financial results will be reduced by a one-time charge of approximately $1.7 million to reflect the impact of the reserve established by Capital Re.

Excluding the CFS loss, Capital Re's operating results for 1998 are consistent with the expectations of its management. Total revenue comprised principally of net premiums earned, investment income and fee income, increased 36 percent to $236.5 million ($173.4 million in 1997). Gross and net premiums written increased 25 percent and net premiums earned increased 46 percent.

        Capital Re Financial Information
        Year Ended December 31                       1998            1997
        ----------------------------------------------------------------------
        Millions

             Investment Portfolio                  $1,175.1        $1,008.0
             Other Assets                            $333.7          $337.8
             Liabilities                             $417.1          $327.8
             Deferred Revenue                        $405.9          $374.0
             Net Revenue                             $236.5          $173.4
             Net Income                               $41.5           $70.1

        ----------------------------------------------------------------------

Capital Re also announced that ACE Bermuda Insurance, Ltd. (ACE), a subsidiary of ACE Limited, has agreed to invest $75 million in Capital Re through a purchase of common stock. The proceeds will be used to augment the surplus of Capital Re's operating subsidiaries. Upon completion of the stock purchase, ACE will have an ownership interest of approximately 11 percent. Minnesota Power's ownership interest will decline from 21 percent to 18 percent. Closing is contingent on customary conditions, the affirmation of the financial strength ratings of Capital Re's major subsidiaries, which are currently under review by Standard and Poor's and Moody's Investors Service, and regulatory approval. Capital Re and ACE Limited have had a strategic joint venture in place since 1997. Minnesota Power continues to view Capital Re as a sound investment and may increase its ownership interest through open market purchases.

                                      -1-


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                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                                    Minnesota Power, Inc.
                                              --------------------------------
                                                        (Registrant)





February 26, 1999                                      D. G. Gartzke
                                              --------------------------------
                                                       D. G. Gartzke
                                              Senior Vice President - Finance
                                                 and Chief Financial Officer





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